BioCardia, Inc.

August 19, 2016

OPKO Health, Inc.
4400 Biscayne Blvd.
Miami, FL 33137
USA

Re: Consulting Agreement

This will confirm the arrangements, terms and conditions pursuant to which OPKO Health, Inc. (the "**Consultant**") has been retained to serve as management Consultant and advisor to BioCardia, Inc. (the "**Company**"). The undersigned hereby agree to the following terms and conditions.

Duties of Consultant

1. During the term of this Agreement, Consultant shall provide the Company with consulting advice as is reasonably requested by the Company, provided such services shall not exceed an average of ten hours per month (averaged over a rolling 6-month period), and further provided that Consultant shall not be required to undertake duties not reasonably within the scope of the financial and consulting expertise of Consultant. It is understood and acknowledged by the parties that the value of the Consultant's advice is not readily quantifiable, and that Consultant shall be obligated to render advice upon request of the Company, in good faith. Consultant' duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

(a) introductions to key members of the US healthcare and investment communities with a view to establishing strategic relationships for the Company;

(b) assistance with the with introductions to corporate finance staff and securities analysts of major regional investment banking firms;

(c) rendering advice with regard to overall operations, including:

(i) the formation of corporate goals and their implementation;

(ii) the Company's financial structure and its divisions or subsidiaries;

(iii) business and product development strategies; and

125 Shoreway Road, Suite B • San Carlos, CA 94070
Phone (650) 226-0120 • Fax (650) 631-3731

(iv) listing on U.S. securities exchanges.

In addition to the foregoing, Consultant agree to furnish advice to the Company in connection with (i) the acquisition and/or merger of or with other companies, divestiture or any other similar transaction, or the sale of the Company itself (or any significant percentage, assets, subsidiaries or affiliates thereof), and (ii) financings, including private financing and financing from financial institutions (including but not limited to lines of credit, performance bonds, letters of credit. loans or other financings).

Consultant shall render such other advice and consulting services as may from time to time be agreed upon by Consultant and the Company.

Term and Cancellation

2. The effective date of this Agreement is the date above written. The term of this Agreement extends for four years and is automatically renewed for successive one year periods unless either party elects not to renew it on at least thirty days' notice prior to the expiration of the then applicable term, or on 10 days' notice for Good Cause. "Good Cause" means (a) an act of gross negligence or wilful misconduct manifestly and materially damaging to a party or (b) the Company's reasonable determination that Consultant has materially failed to provide the services contemplated by this Agreement; provided, however, that the Company has given Consultant thirty (30) days prior written notice of such failure and a reasonable opportunity to work with management of the Company to cure any such failure during such thirty (30) day period. Upon any termination, all rights and duties of the Company and Consultant hereunder shall cease except that Sections 7 through 16 will survive termination of this Agreement and the Option shall survive in accordance with its terms.

Equity for Services

3. As sole consideration for the services of Consultant, the Company will grant the Consultant a Ten (10) Year Stock Option (the "Option") to acquire 259,592 shares of the Company's common stock (an amount expected to equal approximately 1% of the combined company following the anticipated merger between the Company and Tiger X Medical, Inc.) at the price per share of $2.85 (subject to adjustment as set forth in the Stock Option Agreement). The options will vest over 4 years with a 1-year cliff, and shall be subject to the terms of the Stock Option Agreement. The options will expire 10 years after the date of grant.

Expenses

4. The Company agrees to reimburse the Consultant for reasonable out-of-pocket expenses related to performing services on behalf of the Company. Such expenses typically might include, but are not limited to, phone calls, postage, shipping, messengers, travel, meals and lodging expenses. All travel will be pre-approved by the Company.

125 Shoreway Road, Suite B • San Carlos, CA 94070
Phone (650) 226-0120 • Fax (650) 631-3731

Relationship

5. Consultant shall perform its services hereunder as an independent contractor and not as employees of the Company or an affiliate thereof. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be expressly agreed for a particular purpose. Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever. Consultant understands this agreement will be required to be publicly disclosed.

Information

6. The Company acknowledges that Consultant will rely on information furnished by the Company concerning the Company's business affairs without independent certification and represents that such information will be materially complete and correct.

Confidentiality

7. "**Confidential Information**" means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company or to the Company's technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company's products or services and markets therefor, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations to the Company, at the time of disclosure.

8. During and for a period of three (3) years after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information that it reasonably determines, upon the advice of counsel, is required to be disclosed by applicable law; *provided however*, prior to such disclosure, Consultant shall provide prior written notice to Company and cooperate with the Company, at the Company's expense, in seeking a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Consultant agrees that

Consultant's obligations under this Section 8 shall continue for a period of three (3) years after the termination of this Agreement.

9. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and for a period of three (3) years thereafter, Consultant shall hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party (except as necessary in carrying out the services for the Company), in each case, in accordance with the terms, conditions and limitations of this Agreement as if such confidential or proprietary information was the Company's Confidential Information.

Mutual Indemnification

10. The Company agrees to indemnify and hold harmless the Consultant, its shareholders, officers, directors and agents from and against any losses, claims, damages, liabilities and expenses whatsoever (including attorney's fees and reasonable costs of investigation or defending any action) to which they or any of them may become subject under any applicable law arising out of Consultant's performance under this Agreement, except to the extent any act or omission of Consultant is judicially determined (after all appeals have been exhausted) to constitute gross negligence or wilful misconduct.

11. The Consultant agrees to indemnify and hold harmless the Company, its shareholders, officers, directors and agents from and against any losses, claims, damages, liabilities and expenses whatsoever (including reasonable costs of investigation or defending any action) to which they or any of them may become subject under any applicable law arising out of any act or omission of Consultant which is judicially determined (after all appeals have been exhausted) to constitute gross negligence or wilful misconduct.

Nonsolicitation

12. To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the "**Restricted Period**"), Consultant will not, without the Company's prior written consent, solicit any of the Company's employees that were first introduced to Consultant in connection with its performance of services hereunder to leave their employment, or attempt to solicit such employees of the Company, either for Consultant or for any other person or entity; provided that the foregoing shall not prohibit the Consultant or any affiliate thereof from making a general solicitation or advertisement of employment to the public that is not targeted or focused on employees of the Company.

125 Shoreway Road, Suite B • San Carlos, CA 94070
Phone (650) 226-0120 • Fax (650) 631-3731

Assignment

13. This Agreement shall not be assignable by either party without prior written consent. Notwithstanding anything to the contrary herein, either party may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the party's relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

Entire Agreement

14. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection such subject matter.

Governing Law

15. This Agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of said state, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

Notices

16. All notices will be sent via email or overnight courier such as Federal Express, if to Consultant then to the above address to the attention of Steven Rubin, with a copy to the Legal Department, and, if to the Company then to the letterhead address or by email to paltman@biocardia.com.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

OPKO HEALTH, INC.	BIOCARDIA, INC.
By: [signature]	By: ______________
Name: Kate Inman	Name: ______________
Title: General Counsel, Secretary	Title: ______________

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

OPKO HEALTH, INC.	BIOCARDIA, INC.
By: ______________________	By: [signature] 22 OCT 2016
Name: ______________________	Name: Peter Altman
Title: ______________________	Title: CEO